EXHIBIT 15




Optical Coating Laboratory, Inc.
Santa Rosa, California

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended January 31, 1995 and 1994 and April 30, 1995 and 1994 as indicated in our reports dated February 15, 1995 and May 22, 1995, respectively; because we did not perform an audit, we expressed no opinion on such interim financial information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended January 31, 1995 and April 30, 1995, are incorporated by reference in this Registration Statement on Form S-3.

We are also aware that the aforementioned reports, pursuant to Rule 436 (c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP
San Francisco, California
July 20, 1995